Exhibit 99.1

Mitesco, Inc. Announces RoboAgent Prototype Ready for Live Demo and Releases New Investor Introduction Video

VERO BEACH, FL - January 27, 2026 (NEWMEDIAWIRE) - Mitesco, Inc. (OTC-QB: MITI) today announced that the Company’s RoboAgent(TM) platform prototype is now ready for live demonstration, marking a significant milestone in Mitesco’s product development roadmap. In conjunction with this progress, Mitesco has also released a new RoboAgent Investor Introduction Video designed to provide shareholders and prospective investors with a clear overview of the platform, target market opportunity, and planned commercialization strategy.

RoboAgent is an AI-powered real estate productivity platform being developed to help agents and teams streamline lead follow-up, improve response times, and drive higher conversion rates through automation and intelligent workflows.

“With the prototype ready for demo, we’re taking a major step forward in moving RoboAgent from development into market validation,” said Mack Leath, Chief Executive Officer of Mitesco, Inc. “Releasing our Investor Introduction Video is part of our commitment to transparent communication as we advance this initiative and build momentum toward commercialization.”

The newly released Investor Introduction Video summarizes RoboAgent’s purpose, how it is expected to create value for real estate professionals, and how Mitesco views the opportunity to scale the platform through partnerships, integrations, and a recurring revenue model.

Prototype Demonstration Availability

Mitesco will begin scheduling controlled demo sessions with select stakeholders and prospective partners. The Company expects these sessions to help guide feature prioritization, validate user workflows, and support investor communications as the platform advances toward production readiness.

Investor Introduction Video Now Available

The RoboAgent Investor Introduction Video has been published as part of Mitesco’s investor communications initiative, offering a concise overview of the platform and its role within Mitesco’s broader growth strategy.

https://www.youtube.com/watch?v=e_gxpk59oyU&list=UU04QHf_-M9QT12DX2hyfg4A

About Mitesco, Inc.

Mitesco (OTC-QB: MITI) is a growth-oriented technology company focused on platforms that improve efficiency, access, and affordability. With deep experience in business transformation, the company deploys capital toward both organic initiatives and strategic acquisitions that enhance shareholder value.

Investor Contact:

Jimmy Caplan
Email: jimmycaplan@me.com
Phone: (512) 329-9505

About Centcore Data Center

Centcore, a division of Mitesco, Inc., provides secure, scalable cloud services tailored to modern enterprise and public sector needs. Located in Melbourne, FL, Centcore is a trusted provider across industries, offering certified infrastructure and high-availability solutions. See www.centcoreusa.com or contact:

Brian Valania
Email: bvalania@centcoreusa.com
Phone: (610) 888-7509

About Vero Technology Ventures

Our venture arm invests in productivity-driven cloud technologies designed for business and government applications. Areas of focus include infrastructure, process automation, analytics, and data center tooling. Entrepreneurs seeking capital and collaboration are invited to connect at info@mitescoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expansion into new operations and software application development and managed services. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.